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                                                Filed Pursuant to Rule 424(b)(1)
                                                      Registration No. 333-28237

PROSPECTUS

                            800 TRAVEL SYSTEMS, INC.

         3,319,800 shares of common stock issuable under 3,319,800 redeemable common stock purchase warrants

         This prospectus concerns the issuance of our common stock upon the exercise of 3,319,800 outstanding redeemable common stock purchase warrants, 3,105,000 of which were originally sold in our initial public offering. Each warrant entitles the holder to buy one share of common stock at $6.25 per share during the five-year period beginning January 21, 1998. The amount of proceeds we will receive from such sales, if any, depends on how many of the warrants are exercised. If a warrant holder exercises his or her warrants and designates in writing that the exercise by him or her of the warrants was solicited by First London Securities Corporation, one of the underwriters of our initial public offering, we shall pay to First London upon the exercise of such warrants a fee equal to 5% of the exercise price of the warrants. If all of the warrants were exercised and First London solicited the exercise of all of the warrants, we would receive approximately $19,600,000, after deducting the fee to First London and other expenses of the offering.

         We can redeem the warrants for $.05 per warrant on not less than 30 nor more than 60 days written notice if the closing price of our common stock for seven trading days during a 10 consecutive trading day period ending not more than 15 days before the date the notice of redemption is mailed equals or is greater than $10.00 per share, subject to adjustment under certain circumstances and provided there is then a current effective registration statement under the Securities Act of 1933, as amended, with respect to the issuance and sale of common stock issuable when the warrants are exercised.

         The common stock and warrants are listed on the Boston Stock Exchange under the symbols "IFL" and "IFLW," respectively, and on the Nasdaq Small Cap Market under the symbols "IFLY" and "IFLYW," respectively. On July 31, 2000, the closing bid prices of the common stock and warrants were $1.50 and $0.50, respectively.

         These are speculative securities, and an investment in the securities offered under this prospectus involves a high degree of risk and should be considered only by investors who can afford the loss of their entire investment. See "risk factors" beginning on page 4 for a discussion of certain factors which you should consider before you invest in the common stock described in the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is August 1, 2000



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                             AVAILABLE INFORMATION

         We have filed a Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement which we have filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to the Company and the common stock offered hereby. Statements contained herein concerning certain documents are not necessarily complete, and in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file periodic reports, proxy statements and other information with the Commission relating to our business, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected, and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Our Registration Statement on Form S-3 as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission also maintains a website that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by us with the
Commission:

           1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

           2. The Company's Definitive Proxy Statement relating to the Annual Meeting of Shareholders held on December 1, 1999.

           3. The Company's Definitive Proxy Statement relating to the Annual Meeting of Shareholders to be held on July 10, 2000.

           4. The Company's quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

           5. The Company's Form 8-K dated July 10, 2000, relating to the resignation of Mark D. Mastrini as the Company's Chief Executive Officer, Chief Operating Officer and as a director of the Company and the Company's Form 8-K dated July 5, 2000, relating to the issuance by the Company of press releases announcing a marketing alliance, the appointment of certain officers and the appointment of two new directors.

           6. The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

         Additionally, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

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         We undertake to provide without charge to any person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Robert
B. Morgan, Chief Financial Officer and Secretary, at the executive offices of the Company, which are located at 4802 Gunn Highway, Tampa, Florida 33624. Our telephone number is (813) 908-0404.

            [The remainder of this page is intentionally left blank.]

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                                  RISK FACTORS

         Investors should carefully consider the following risk factors, in addition to the other information concerning the factors affecting forward looking statements. Each of these risk factors could adversely affect our business, operating results and financial condition as well as adversely affect the value of an investment in 800 Travel Systems. You should be able to bear a complete loss of your investment.

         Certain oral statements made by management from time to time and certain statements contained herein and in documents incorporated herein by reference that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The terms "800 Travel Systems," "company," "we," "our," and "us" refer to 800 Travel Systems, Inc. The words "expect", "believe", "goal", "plan", "intend", "anticipate", "estimate", "will" and similar expressions and variations thereof if used, are intended to specifically identify forward-looking statements. Forward-looking statements are statements regarding the intent, belief or current expectations, estimates or projections of 800 Travel Systems, our Directors or our Officers about 800 Travel Systems and the industry in which we operate, and assumptions made by management, and include among other items, (i) our strategies regarding growth, including our intention to further develop and improve our Internet capabilities and diversify revenues utilizing our call center operation and travel industry expertise; (ii) our financing plans; (iii) trends affecting our financial condition or results of operations; (iv) our ability to continue to control costs and to meet our liquidity and other financing needs; and (v) our ability to respond to changes in customer demand, including as a result of increased competition and the increase of Internet activity. Although we believe our expectations are based on reasonable assumptions, we can give no assurance that the anticipated results will occur. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

         Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors which include, among others, (i) general economic conditions, particularly those affecting fuel and other travel costs and their effect on the volume of consumer air travel; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital, which could affect our internal growth and possibilities for strategic alliances in the travel and telemarketing areas; (iii) changes in the competitive marketplace that could affect our revenue and/or cost bases, such as increased competition from traditional and Internet based travel agencies, consolidators and the airlines themselves, changes in the commissions paid by airlines, and increased labor, marketing, computer software/hardware and telecommunications costs; (iv) the availability and capabilities of the SABRE electronic travel reservation system and ancillary software; (v) the success of our Internet initiatives; (vi) changes in commission rates; (vii) the improved productivity of our reservation agents as they gain experience and utilize technological improvements; (viii) our rights to the use of software and other intellectual property and the potential for others to challenge and otherwise adversely affect such rights; and (ix) other factors including those identified in our filings with the SEC including but not limited to information under the heading "Risk Factors" in the Form SB-2 Registration Statement and Prospectus for our initial public offering as amended, and the following risk factors.

WE HAVE A LIMITED OPERATING HISTORY AND A HISTORY OF LOSSES. OUR FUTURE OPERATING RESULTS MAY NOT BE PROFITABLE.

         We have been operating for less than four years and during that time we have generated a significant accumulated operating loss. There can be no assurance that we will be able to operate profitably, particularly if we seek to expand through acquisitions or the addition of new Internet services. We only recently expect to initiate our online operations and, accordingly, our prospects in this field must be considered in light of the difficulties encountered in any new business. These risks include our failure to:

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         -        attract additional travel suppliers and consumers to our
                  service
         -        maintain and enhance our brand
         -        expand our service offerings
         - operate, expand and develop our operations and systems efficiently
         -        maintain adequate control of our expenses
         -        raise additional capital
         -        attract and retain qualified personnel
         -        respond to technological changes
         -        respond to competitive market conditions

WE ARE DEPENDENT ON THE SABRE SYSTEM.

         Our ability to quote air travel ticket prices, make reservations and sell tickets is dependent upon our contractual right to use, and the performance of, the SABRE electronic travel reservation system. In May 1999, we entered into a five year agreement with SABRE, Inc. to lease the SABRE system in our Tampa and San Diego reservation centers. If the SABRE system were to cease functioning, or if we were to lose our contractual right to use the SABRE system through our inability to renew the agreement, upon expiration thereof or through a default by us or other termination event under the agreement during the term thereof, we would not be able to conduct operations until a replacement system was installed and became operational. Only a very limited number of companies provide reservation systems to the travel agency industry. There can be no assurance that a replacement system could be obtained on comparable terms or if obtained, installed in time to successfully continue operations.

         During any interruption in the operation of SABRE, we would lose revenues. Other travel agencies using other travel reservation systems would not be subject to such interruption of their operations, and we may lose market share to such competitors. Upon the interruption of the operation of the SABRE system, we could decide to commence operations with another travel reservation system. Substantial expenses could be required for acquiring the right to use a new system and retraining reservation agents. In addition, any impairment of the SABRE system which does not cause us to cease operations could, nevertheless, adversely affect the quality of our services, resulting in lost revenues or market share and could require us to subscribe to a different travel reservation system.

WE ARE SUBJECT TO ADJUSTMENTS IN AIRLINE COMMISSIONS WHICH COULD REDUCE OUR REVENUES.

         In October 1999, the major airlines announced reductions in the commissions they will pay travel agents from approximately 8% to 5% and subject to a cap of $50.00 for domestic round trip ticket sales. In addition, at least one airline has implemented a fixed-rate commission of $10.00 for domestic online round trip ticket sales. We anticipate continued downward pressure on airline commission rates. Such reductions and future reductions, if any, could have a material adverse effect on our operations.

RISKS RELATING TO THE AIRLINE INDUSTRY

         Developments in the airline industry may result in a decrease in the price or number of tickets we sell. Concerns about passenger safety may result in a decrease in passenger air travel and a consequent decrease in the number of tickets we sell. There can be no assurance that any such developments will not occur or that we will not be adversely affected by any such decrease in the level of passenger air travel.

IF TRAVEL RELATED INTERNET SERVICES OR THE DIVERSIFIED USE OF OUR CALL CENTER OPERATIONS DO NOT ACHIEVE WIDESPREAD MARKET ACCEPTANCE, OUR BUSINESS MAY NOT GROW.

         Our success will depend in large part on widespread market acceptance of the Internet as a vehicle for the buying of airline tickets and other travel related products and services as well as the diversified use of our call center operations. Consumers who have historically purchased airline tickets and other travel related products and services using traditional commercial channels, such as local travel agents and calling airlines directly, must instead purchase these products through our website or through call center operations. Consumers frequently use our website or call centers for route pricing and other travel information and then choose to purchase airline tickets or make other reservations directly from travel suppliers or other travel agencies. If the online market develops more slowly than

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expected, or if our services do not achieve widespread market acceptance, our business will grow more slowly than expected. Our future growth, if any, will depend on critical factors including but not limited to: (i) the growth of the Internet as a tool used in the process of buying airline tickets and other travel related products and services; (ii) our ability to successfully and cost effectively market our services to a sufficiently large number of people; and
(iii) our ability to consistently deliver high quality and fast and convenient service at competitive prices.

         Our revenues will not grow as much as we anticipate if the market for our services does not continue to develop, our services do not continue to be adopted or consumers fail to significantly increase their use of the Internet as a tool in the process of buying airline tickets and other travel related products and services.

WE MAY BE UNABLE TO DEVELOP NEW RELATIONSHIPS WITH STRATEGIC PARTNERS AND MAINTAIN OUR EXISTING RELATIONSHIPS.

         Our business depends on establishing and maintaining relationships with airlines, SABRE and others. As a result of our agreements to sell discounted tickets with airlines directly, as well as other ticket suppliers, we are able to charge our customers a service charge, while still offering low priced tickets. We cannot assure you that we will be able to establish new relationships or maintain existing relationships. If we fail to establish or maintain these relationships, it could adversely affect our business.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET WITH LOW BARRIERS TO ENTRY WHICH COULD HARM OUR BUSINESS.

         While the market for buying airline tickets and other travel related products and services on the Internet is relatively new and rapidly evolving, it is already competitive and characterized by entrants that may develop services similar to ours. Many of our existing competitors, as well as our potential competitors, have longer operating histories on the Web, greater name recognition, higher amounts of user traffic and significantly greater financial, technical and marketing resources than we do. In addition, there are relatively low barriers to entry to our business. We do not have patents or other intellectual property that would preclude or inhibit competitors from entering the market. Moreover, due to the low cost of entering the market, competition may intensify and increase in the future. We compete against other online travel web sites. We also compete with traditional methods used by travel agents to market airline tickets, including yellow pages, classified ads, travel brochures and other media advertising. This competition may limit our ability to become profitable or result in the loss of market share.

         Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than us and may enter into strategic or commercial relationships with larger, more established and well financed companies. Certain of our competitors may be able to secure services and products from travel suppliers on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and systems development than us. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. In particular, Microsoft Corporation has publicly announced its intent to continue to invest heavily in the area of travel technology and services. Increased competition may result in reduced operating margins, loss of market share and brand recognition. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, operating results and financial condition.

         Our sales affiliates and employees are not subject to noncompetition agreements. In addition, our business model does not involve the use of a large amount of proprietary information. As a result, we are subject to the risk that our sales affiliates or employees may leave us and may start competing businesses. The emergence of these enterprises will further increase the level of competition in our market and could harm our growth and financial performance.

WE MAY NOT BE ABLE TO MAINTAIN OUR WEB DOMAIN NAME, WHICH MAY CAUSE CONFUSION AMONG WEB USERS AND DECREASE THE VALUE OF OUR BRAND NAME.

         We currently hold a Web domain name relating to our brand. Currently, the acquisition and maintenance of domain names is regulated by governmental agencies and their designees. The regulation of domain names in the U.S. and in foreign countries is expected to change in the near future. As a result, we may not be able to maintain our domain name. These changes could include the introduction of additional top level domains, which could cause
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confusion among Web users trying to locate our sites. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to ours. The acquisition of similar domain names by third parties could cause confusion among Web users attempting to locate our site and could decrease the value of our brand name.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED.

         We may be unable to retain our key employees and consultants and key sales agents or attract, assimilate or retain other highly qualified employees and sales agents in the future. Our future success depends on our ability to attract, retain and motivate highly skilled employees and sales agents. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, it may be difficult for us to manage our business and meet our objectives.

A FAILURE IN THE PERFORMANCE OF OUR WEB HOSTING FACILITY SYSTEMS COULD HARM OUR BUSINESS AND REPUTATION.

         We depend upon a third party Internet service provider to host and maintain our web site. Any system failure, including network, software or hardware failure, that causes an interruption in the delivery of our web site or a decrease in responsiveness of our web site service could result in reduced revenue, and could be harmful to our reputation and brand. Our Internet service provider does not guarantee that our Internet access will be uninterrupted, error free or secure. Any disruption in the Internet service provided by such provider could significantly harm our business. In the future, we may experience interruptions from time to time. Our insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. Our Web servers must be able to accommodate a high volume of traffic and we may in the future experience slower response times for a variety of reasons. If we are unable to add additional software and hardware to accommodate increased demand, this could cause unanticipated system disruptions and result in slower response times. The costs associated with accommodating such increased demand may exceed the revenues the increased demand may generate. Ticket buyers may become dissatisfied by any system failure that interrupts our ability to provide access or results in slower response time.

         Any reduction in performance, disruption in the Internet access or discontinuation of services provided by our Internet service provider, GTE and AT&T, or other telecommunications provider, or any disruption in our ability to access the SABRE systems, could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that our transaction processing systems and network infrastructure will be able to accommodate increases in traffic in the future, or that we will, in general, be able to accurately project the rate or timing of such increases or upgrade our systems and infrastructure to accommodate future traffic levels on our online sites. In addition, there can be no assurance that we will be able in a timely manner to effectively upgrade and expand our transaction processing systems or to successfully integrate any newly developed or purchased modules with our existing systems. There can be no assurance that we will successfully utilize new technologies or adapt our online sites, proprietary technology and transaction processing systems to customer requirements or emerging industry standards.

         Our call center computer and communications hardware is provided under a leasing arrangement and is located at the respective centers in Tampa, Florida and San Diego, California. If either call center experiences a disaster that interrupts service, inbound telephone calls can be re-routed to the other center. Substantially all of our Internet computer and communications hardware is provided by Exodus and is located at Exodus' New York Internet data center. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We currently do not have redundant systems or a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for losses that may occur. Despite the implementation of network security measures by us, our servers are vulnerable to computer viruses, physical or electrical break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and confirm customer reservations.


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OUR INTERNET SOFTWARE DEVELOPMENT EFFORTS MAY NOT SUCCEED.

         We are in the process of working to enhance and expand our business and opportunities through the use of the Internet and we are exposed to various risks and uncertainties related to our arrangements or agreements with third parties for the co-development or development of software systems for use in conjunction with our Internet initiatives. Such risks and uncertainties include but are not limited to the following: (i) we may expend significant funds for co-development or development of software that exceed the benefits, if any, ultimately derived from such software; (ii) any software co-developed by us or developed for us may be functionally or technologically obsolete by the time co-development or development is completed; (iii) the timetables necessary to attain the advantages anticipated from such co-development or development may not be achieved; (iv) others may develop similar software and make such software available to our competitors or our competitors may develop similar software or the software developed by others may have features and benefits beyond the capabilities of the software co-developed, licensed or otherwise utilized by us;
(v) our rights with respect to any co-development or development arrangement may become the subject of disputes and may result in our not having any rights in or to such software and result in claims of violations of intellectual property rights which could result in significant defense cost and the possibility of damages being assessed against us; and (vii) key individuals involved in connection with any software co-development arrangement with us could become unable to complete or continue the co-development, which could cause the co-development to end, or result in significant delays and increases in costs to continue such co-development.

WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         We may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future and it is possible that past or future assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time consuming, resulting in costly litigation and diversion of technical and management personnel, cause delays in the development and release of new products or services, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could harm our business.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR BRAND AND OUR BUSINESS.

         We rely on a combination of trademark and copyright law and trademark protection. Despite our efforts, we cannot be sure that we will be able to prevent misappropriation of our intellectual property. It is possible that litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of our resources away from the operation of our business.

DECLINES OR DISRUPTIONS IN THE TRAVEL INDUSTRY GENERALLY COULD REDUCE OUR REVENUES.

         We rely on the health and growth of the travel industry. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. In addition, other adverse trends or events that tend to reduce travel are likely to reduce our revenues. These may include:

         - price escalation in the airline industry or other travel-related industries
         -        increased occurrence of travel-related accidents
         -        airline or other travel-related strikes
         -        political instability
         -        regional hostilities and terrorism
         -        bad weather


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RISKS RELATED TO THE INTERNET INDUSTRY

OUR BUSINESS WILL SUFFER IF WE FAIL TO ADAPT TO EVOLVING STANDARDS AND TECHNOLOGIES.

         The standards and technologies that make up the Internet will evolve and change over time. We must adapt our services to maintain compatibility in the future to assure that we can continue to deliver high quality services on the Web. We may expend significant amounts of our capital to maintain and adapt our Web services without achieving any benefit in return. Our inability to deliver high quality services would lead to a decline in the demand for our services.

THIRD PARTY BREACHES OF DATABASE SECURITY COULD DISRUPT OUR OPERATIONS AND INCREASE OUR CAPITAL EXPENDITURES.

         A party who is able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in our operations. As a result we may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches, which could harm our business.

INTERNET RELATED REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS.

         There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, domain name registration, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues including intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and person privacy is uncertain and developing. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of operations.

         Federal legislation imposing limitations on the ability of states to tax Internet-based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts specific types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible that this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase our costs of operations.

OUR ABILITY TO GENERATE BUSINESS DEPENDS ON CONTINUED GROWTH OF ONLINE COMMERCE.

         Our ability to generate business through our web site depends on continued growth in the use of the Internet and in the acceptance and volume of commerce transactions on the Internet. We cannot assure you that the number of Internet users will continue to grow or that commerce over the Internet will become more widespread or that our sales will grow at a comparable rate. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced services are subject to a high level of uncertainty. The Internet may not prove to be a viable commercial marketplace for a number of reasons including but not limited to: (i) the lack of acceptable security technologies; (ii) the lack of access and ease of use; (iii) congestion of traffic; inconsistent quality of service and the lack of availability of cost effective, high speed service; (iv) potentially inadequate development of the necessary infrastructure; (v) governmental regulation; and (vi) uncertainty regarding intellectual property ownership.

         We cannot assure you that the Internet will support increasing use or will prove to be a viable commercial marketplace.


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INFORMATION DISPLAYED ON OUR WEB SITE MAY SUBJECT US TO LITIGATION AND THE
RELATED COSTS.

         We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to information published on our web site. We could also be subject to claims based upon the content that is accessible from our web site through links to other web sites. Defending against any such claims could be costly and divert the attention of management from the operation of our business.

ADDITIONAL RISKS

WE MAY NEED FUTURE CAPITAL.

         We intend to increase sales volumes by expanding our business with both our Internet initiatives as well as our traditional "bricks and mortar" call center operations. There can be no assurance that our revenues will increase as a result thereof or even continue at their current levels. As we expend significant resources to expand our operations, it is possible that we would incur losses and negative cash flow. In such event it is likely that we would require additional capital. There is no assurance that such capital will be available to us or, if available, be on terms acceptable to us.

OUR REVENUES ARE UNPREDICTABLE AND ARE SUBJECT TO FLUCTUATION.

         As a result of our limited operating history, we are unable to accurately forecast our revenues. Our current and future expense levels are based on our operating plans and estimates of future revenues and are to a large extent fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to offer expanded services, to fund increased sales and marketing or to develop our technology and transaction processing systems, and such expenses are not subsequently followed by increased revenues, our operating results may deteriorate.

         We will experience seasonality in our business, reflecting seasonal fluctuations in the travel industry. Seasonality in the travel industry is likely to cause quarterly fluctuations in our operating results and could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS IS SUBSTANTIALLY DEPENDENT UPON CERTAIN KEY PERSONNEL.

         Our success is substantially dependent upon the continuing services of certain key personnel. While we have employed a number of executives with industry experience, the loss of any significant members of management could have a material adverse effect on our business, financial condition and results of operations.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY IMPACT THE MARKET PRICE OF THE COMMON STOCK.

         We are unable to predict the effect, if any, that future sales of common stock (or the potential for such sales) may have on the market price of the common stock prevailing from time to time. Future sales of substantial amounts of common stock in the public market, including those obtained from the exercise of the warrants, could impair our ability to raise capital through an offering of securities and may adversely affect the market price of the common stock.

THE COMPANY MUST MAINTAIN A CURRENT PROSPECTUS AND REGISTRATION STATEMENT IN ORDER FOR WARRANTS TO BE EXERCISED BY THEIR HOLDERS.

         We must maintain an effective registration statement on file with the Commission before the holder of any of the warrants may be redeemed or exercised. It is possible that we may be unable to cause a registration statement covering the common stock underlying the warrants to be effective. It is also possible that the warrants could be acquired by persons residing in states where we are unable to qualify the common stock underlying the warrants for sale. In either event, the warrants may expire unexercised, which would result in the holders losing all the value of the warrants. There can be no assurance that we will be able to maintain an effective registration statement covering the issuance of common stock upon redemption or exercise of the warrants. If we are unable to maintain an effective registration for the issuance of common stock upon redemption of exercise of the warrants, we may be subject to claims by the warrant holders.

OUR COMMON STOCK PRICE AND WARRANT PRICE MAY BE VOLATILE.

         The market price for our common stock and warrants are likely to be highly volatile and are likely to experience wide fluctuations in response to factors including the following:

         - actual or anticipated variations in our quarterly operating results
         - announcements of technological innovations or new services by us or our competitors
         -        changes in financial estimates by securities analysts
         - conditions or trends in the Internet or online commerce industries
         - changes in the economic performance or market valuations of other Internet, online commerce or travel companies
         - announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments
         -        additions or departures of key personnel
         - release of lock-up or other transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock
         -        potential litigation

         The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our common stock and warrants, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

                                   THE COMPANY

         We are a leading direct marketer of travel related services, focused primarily on providing air transportation reservation services. We provide low-priced airline tickets for domestic and international leisure travel to our customers through our easy-to-remember, toll-free numbers and through our website on the World Wide Web (at www.LowAirFare.com). We operate two reservation centers, one in Tampa, Florida and the other in San Diego, California seven days a week throughout the year.

         We generate revenues principally from (i) commissions on air travel tickets including override commissions on air travel tickets we book on certain airlines, (ii) segment incentives under our contract with SABRE, and (iii) service fees that we charge our customers. We market our services primarily by advertising in Yellow Pages throughout the continental United States with populations whose general travel profiles are attractive to the Company.

         We are currently in the process of integrating an Internet business model with our existing model. The resulting business model will allow us to focus on new business to business ("B2B") as well as business to consumer ("B2C") travel markets. We believe this strategy will diversify our future revenues. Our new diversified strategy seeks to leverage Internet technologies with our core competencies of low cost, call center operations and travel industry expertise. This diversified strategy should lessen the current dependency on air travel reservations and should help offset the anticipated continued pressure on margins from airline commission reductions and other competitive forces. To facilitate the changes needed to successfully complete this new diversified Internet initiative with "brick and mortar", together commonly called "click and mortar", we have started to recruit and reorganize management talent, redesign the existing organization and pursue strategic alliances and acquisitions. We anticipate our operating and marketing expenses to increase as our growth strategy is executed.

         The principal executive office of the Company is located at 4802 Gunn Highway, Tampa, Florida 33624 and its telephone number is (813) 908-0404.

                                 USE OF PROCEEDS

         To date, few warrant holders have exercised their warrants, and we have not received any indications that the remaining warrant holders wish to exercise their warrants and there can be no assurance that warrant holders will choose to exercise all or any of the warrants in the future. However, in the event that all of the warrants were to be exercised, and First London Securities Corporation solicits the exercise of all such warrants, the net proceeds to us upon such exercise, estimated at approximately $19,600,000, after deducting the 5% fee payable to First London upon the exercise of the warrants (the "Solicitation Fee") and other expenses of the offering, would be used for working capital to finance our growth, salaries and general corporate purposes.

         We intend, when and if the opportunity arises, to acquire other businesses or products in the travel or telemarketing industries which are compatible with our business or expertise, for the purpose of expanding our business and product base. If such a business opportunity arises, we may use a portion of our working capital for that purpose. We have no specific arrangement with respect to any such acquisition at the present time, and it is uncertain as to when or if any acquisition will be made.

         Before we spend the net proceeds from the exercise of the warrants, we will invest such proceeds in short-term interest bearing securities or money market funds.

                              PLAN OF DISTRIBUTION

         The common stock offered hereby may be sold from time to time directly by us to warrant holders that exercise their warrants and deliver such warrants to us together with notification of exercise. Alternatively, the Company may from time to time offer the common stock to or through First London and pay the Solicitation Fee. The common stock offered hereby to the warrant holder may be sold from time to time in one or more transactions at $6.25 per share pursuant to the terms of the warrants.

                                  LEGAL MATTERS

         Certain legal matters in connection with the sale of the shares of common stock offered hereby will be passed upon by Shumaker, Loop & Kendrick, LLP, Tampa Florida.


                                     EXPERTS

         The consolidated financial statements of 800 Travel Systems, Inc. and Subsidiaries at December 31, 1998 and 1999 and for each of the two years in the period ended December 31, 1999, appearing in the Company's Form 10-KSB dated March 30, 2000, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference.

         Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


           ----------------------------------


                   TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
Available Information .....................................................                  2
Incorporation of Certain Documents by Reference ...........................                  2
Risk Factors ..............................................................                  4
The Company ...............................................................                 11
Use of Proceeds ...........................................................                 12
Plan of Distribution ......................................................                 12
Legal Matters .............................................................                 12
Experts ...................................................................                 12

      3,319,800 Shares





  800 TRAVEL SYSTEMS, INC.




         Common Stock






       ---------------

         PROSPECTUS
       ---------------





        August 1, 2000